Exhibit 10.51
                                                                   -------------

(Multicurrency-Cross Border)




                                      ISDA
                  International Swap Dealers Association, Inc.

                                MASTER AGREEMENT
                           dated as of 3 February 1999


Rabo Capital Services Inc Certified Grocers of California Ltd.
...................................... and .................................. ...
have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions. Accordingly, the parties agree as follows:

1.      Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2.      Obligations

(a) General Coalitions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant in this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by

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delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (l) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement. Copyright 1992 by International Swap Dealers Association Inc.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)     Netting. If on any date amounts would otherwise be payable:

(i)     in the same currency and

(ii)    in respect of the same Transaction,

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, it the aggregate amount that would otherwise have been payable by the party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)     Deduction or Withholding for Tax.


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(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:

(1)     promptly notify the other party ("Y") of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as Is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received bad no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for;

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(ii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)    Liability, If:

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under
Section 2(d)(I)(4);

(2)     X does not so deduct or withhold; and

(3) a liability resulting front such Tax is assessed directly against X,

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then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(ii) or 4(d)).

(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided (or in the relevant Confirmation or elsewhere in this Agreement.

3.      Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:

(a)     Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or Conflict with any law applicable to it, any provision of its constitutional documents, any order or Judgment of any court or other agency of government applicable to it or any of its assets or to any contractual restriction binding on or affecting it or any of its assets;


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(iv)   Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payor Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.      Agreements

Each Party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:

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(i) any forms, documents or certificates relating to taxation specified in the
Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

(iii) Upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax Levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.



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5.      Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:

(i) Failure to Pay, or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(c) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)   Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its teens) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the Party Of such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of such Credit Support Document;

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period there occurs a Liquidation of an acceleration of

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obligations under, or an early termination of, that Specified Transaction, (2)
defaults after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the Last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, In whole or in part, a Specified Transaction (or such action Is taken by any person or entity appointed or empowered to operate it or act on Its behalf);

(vi) Cross Default. If "Cross Default" is specified in the Schedule us applying to the party, the occurrence or existence of (l) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or Instruments relating to Specified Indebtedness of any of them (individually or collectively) In an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before It would otherwise have been due and payable or(2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not lees than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:

(1) Is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay Its debts or fails or admits in writing its Inability generally to pay Its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of Its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a Judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the Institution or presentation thereof; (5) has a resolution passed for its winding-up, official management at liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator,

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provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all Its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on at against all or substantially all Its assets and such secured party maintains possession, or any such process Is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement,

(b) Termination Events. The occurrence at any tune with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (I) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event. Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below;

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):

(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

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(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect so a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial Likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(c), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(c)) and no additional amount is required to be paid In respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii) Tax Event Upon Merger. The party (the "Burdened Party") on the next succeeding Scheduled Payment Dale will either (1) be required to pay an additional amount in respect of an indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv) Credit Event Upon Merger. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v) Additional Termination Event. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as

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applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shad be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.      Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date In respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Dale In respect of all outstanding Transactions will occur immediately upon die occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)     Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event, If either an Illegality under Section 5(b)(i)(1) or a Tax Event Upon Merger occurs and the Burdened Party Is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, .incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement In respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under
Section 6(b)(i).

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Any such transfer by a party under this Section 6(b)(it) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties, if an Illegality under Section 5(b)(i)(I) or a Tax Event Occurs and there arc two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof Is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)    Right to Terminate. If:

(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there Is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)     Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) In respect of the Terminated Transaction will be required to be made, but without prejudice to the other provisions of this Agreement The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)     Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a


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statement (1) showing in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and
(2) giving details of the relevant account to which any amount payable to it is to be paid, In the absence of written Continuation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which Is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) In the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on (be basis of daily compounding and the actual number of days elapsed.

(c) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fall to designate a payment measure or payment method or the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, it any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i) Events of Default. if the Early Termination Date results from an Event of Default

(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, If a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss In respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the stint of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement, If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if It is a negative number, the Non-defaulting Party will pay (be absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(l)(4), if loss applies, except (bat, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated. Loss shall be calculated in inspect of all Terminated Transactions.

(2) Two Affected Parties. If there are two Affected Parties:

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, In respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

If the amount parable is a positive number, Y will pay it to X: If it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date Occurs because "Automatic Early Termination" applies in respect of a party. the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii),

(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.      Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: (a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or Into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e). Any purported transfer that is not in compliance with this Section will be void.

8.      Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made In the relevant Currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any sender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in convening the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount In the Contractual Currency so received falls short of the amount in the Contractual Currency payable In respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any Judgment or order expressed in a currency other than the Contractual Currency is rendered
(i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner arid in good faith in convening the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in tills Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any Indulgence granted by the party to which any payment Is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss bad an actual exchange or purchase been made.

9.      Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging System

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement. the rights, powers, remedies and privileges provided In this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(c)     Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which In each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege

(g) Headings. The headings used In this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.     Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it bad entered into the Transaction through Its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments Or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party In the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which It makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.     Expenses

A Defaulting Party will, on demand, Indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.     Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient's answerback is received;

(iii) it sent by facsimile transmission, on the date that transmission Is received by a responsible employee of the recipient In legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine):

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or Its delivery is attempted; or

(v) If sent by electronic messaging system, on the date that electronic message is received, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, In which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.     Governing Law and Jurisdiction

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York and

(ii) waives any objection which It may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought In an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any Jurisdiction over such party.
Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement Is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any proceedings. If for any reason any party's Process Agent Is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties Irrevocably Consent to service of process given hi the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either pasty to serve process in any other manner permitted by Law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law that it will not claim any such immunity in any Proceedings.

14.     Definitions

As used in this Agreement:

"Additional Termination Event" has the meaning specified in Section 5(b).

"Affected Party" has the meaning specified in Section 5(b).

"Affected Transaction" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

"Affiliate" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Applicable Rate" means:

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(iii) on which that amount Is payable, the Default Rate; (c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

"Burdened Party" has the meaning specified in Section 5(b).

"Change in Tax Law" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into. "consent" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"Credit Event Upon Merger" has the meaning specified in Section 5(b).

"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement.

"Credit Support Provider" has the meaning specified in the Schedule.

"Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if It were to fund or of funding the relevant amount plus 1% per annum.

"Defaulting Party" has the meaning specified in Section 6(a).

"Early Termination Date" means the date determined in accordance with Section 6(a) or 6(b)(iv).

"Event of Default" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"Illegality" has the meaning specified in Section 5(b).

"Indemnifiable Tax" means any Tax other than a Tax that would not be imposed In respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including without limitation, a connection arising (tow such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having become organised, present or engaged In a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document.).

"law" includes any treaty, law, rule or regulation (as modified, in the case of tax masters, by the practice of any relevant governmental revenue authority) and "lawful" and "unlawful" will be construed accordingly.

"Local Business Day" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) In relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in wilting or determined pursuant to provisions contained. or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, Including notice contemplated under Section 5(a)(i), in the city specified In the address (or notice provided by the recipient and, in the case of a notice contemplated by
Section 2(b), in the place where the relevant new account is to be located and
(d) in relation to Section 5(a)(v)(2). in the relevant locations for performance with respect to such Specified Transaction.

"Loss" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(l) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section II. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers In the relevant markets.

"Market Quotation" means with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers Each quotation will be for an amount, if any, that would be paid to such pasty (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a Transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of' any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. Per this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, "any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date Is to be Included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) wilt request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, If each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation wilt be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, If more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it wilt be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

"Non-defaulting Party" has the meaning specified In Section 6(a)

"Office" means a branch or office of a party, which may be such party's head or home office,

"Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Reference Market-makers" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same City.

"Relevant Jurisdiction" means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement Is located, (c) In which the party executes this

Agreement and (d) in relation to any payment, from or through which such payment is made,

"Scheduled Payment Date" means a dale on which a payment or delivery Is to be made under Section 2(a)(i) with respect to a Transaction.

"Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"Settlement Amount" means, with respect to a party and any Early Termination Date, the sum of:

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation Is determined; and

(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) (or each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"Specified Entity" has the meaning specified in the Schedule.

"Specified Indebtedness" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, a principal or surety or otherwise) in respect of borrowed money.

"Specified Transaction" means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one pasty to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other pasty or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity Index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction Identified as a Specified Transaction in this Agreement or the relevant confirmation.

"Stamp Tax" means any stamp, registration, documentation or similar tax.

"Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"Tax Event" has the meaning specified in Section 5(b)4.

"Tax Event Upon Merger" has the meaning specified in Section 5(b).

"Terminated Transactions" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating chat Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date),

"Termination Currency" has the meaning specified in the Schedule.

"Termination Currency Equivalent" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at, the rate equal to the spot exchange race of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate (or the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"Termination Event" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"Termination Rate" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"Unpaid Amounts" owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) so such party under Section 2(a)(i) on or prior so such Early Termination Date and which remain unpaid as at such Early Termination Date and
(b) In respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, In each case together with (to the extent permitted wider applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on die basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to In clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Rabo Capital Services Inc                   Certified Grocers of California Ltd.
................................             ..................................
        (Name of Party)                            (Name of Party)

By: /s/ James A. Peers                      By:  /s/ David A. Woodward
    ...........................                  ............................
    Name:  James A. Peers                         Name:  David A. Woodward
    Title: Vice President                         Title: Treasurer
    Date:  2/16/99                                Date:  2/8/99

                                    SCHEDULE
                                     to the
                              ISDA MASTER AGREEMENT

                           Dated as of 3 February 1999

between Rabo Capital Services, Inc. ("Party A") and Certified Grocers of California, Ltd. ("Party B").

                                     Part 1
                             Termination Provisions

In this Agreement:

(a)     "Specified Entity" means in relation to Party A: Not
Applicable.

        "Specified Entity" means in relation to Party B:  Not
Applicable.

(b) "Specified Transaction" will have the meaning as specified in Section 14 of this Agreement.

 (c) The "Cross-Default" provisions of Section 5(a)(vi) will apply to Party A and Party B.

        If such provisions apply:

        "Specified indebtedness" will have the meaning as specified in Section 14 of this Agreement.

        "Threshold Amount" means the lower of (i) 1% of the tangible net worth (as published in the latest available audited consolidated annual report) of such Party or such Party's Credit Support Provider or (ii) U.S.$10,000,000 (Ten Million United States Dollars) or the equivalent thereof in any other currency.

(d) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will apply to Party A and Party B.

(e) The "Automatic Early Termination" provision of Section 6(a) [will not] apply to Party A and Party B.

(f)     Payments on Early Termination. For the purpose of Section
        6(e) of this Agreement:
        (i)    Market Quotation will apply, and
        (ii)   the Second Method will apply.

(g)     "Termination Currency" means United States Dollars.

(h) "Additional Termination Event" will not apply to either party.

                                     Part 2
                               Tax Representation

(a)     "Payer Tax Representations"
         -------------------------

For the purpose of Section 3(e) of this Agreement. Party A and Party B will each make the following representation to the other:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement In making this representation, it may rely on:

(i) the making, the accuracy and the completeness of any representation made by the other party pursuant to Section 3(f) of this Agreement;

(ii)    the satisfaction of the agreement of the other party contained in
        Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to
        Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)   the satisfaction of the agreement of the other party contained in
        Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)     "Payee Tax Representations'
         -------------------------

For the purpose of Section 3(f) of this Agreement, Party A and Party B each represent to the other that:

        (I) it is fully eligible for the benefits of the "Business Profits" or "industrial and Commercial Profits" provision, as the case may be, the "Interest" provision or "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction of the other Party;

        (II) each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the Specified Jurisdiction of the other Party; and

        (III) in respect of Transactions which the Specified
Jurisdiction of either Party is the United Kingdom that it is entering into each transaction in the ordinary course of its trade as, and is, either (I) a recognized U.K. bank or (2) a recognized U.K. swaps dealer (in either case (1) or (2), for purposes of the United Kingdom Inland Revenue extra statutory concession C17 on interest and currency swaps dated March 14, 1989), and will bring into account payments made and received in respect of each transaction in computing its income for United Kingdom tax purposes.

        The preceding Representations are not applicable in respect of Transactions in which the Specified Jurisdictions of Party A and Party B are identical or there is no Specified Treaty.

        The following Definitions apply the above representations:

"Specified Treaty" means the income tax convention, if any, between the Specified Jurisdiction of' Party A and the Specified Jurisdiction of Party B.

"Specified Jurisdiction" means; the country in which is located the office identified in the applicable Confirmation as the office through which each Party is acting for the purpose of a Transaction or a Specified Transaction (unless such office is Grand Cayman, in which case, "Specified Jurisdiction" means the country in which is located the office from which the applicable Confirmation originated); or if no office is expressly identified in the applicable Confirmation, the country in which is located the office from which the applicable Confirmation originated; or any other location so specified in a Confirmation.

                                     Part 3
                            Documents to be Delivered

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, which will be covered by the Section 3(d)
Representation:

(a) Documents to be delivered are: Tax forms, documents or certificates to be delivered are; Any document or certificate reasonably required and reasonably requested by a party in connection with its obligations to make a payment under this Agreement which would enable such party to make the payment free from any deduction or withholding for or on account of any Tax or as would reduce the rate at which deduction or withholding for or on account of any Tax is applied to that payment.

        Party required to deliver: Party A and Party B

        Date by which to be delivered: As soon as reasonably practicable following a request by the other party.

(b)     Other documents to be delivered are:


        (1) A certificate or list providing the names, signatures and giving evidence satisfactory in form and substance to the other party of the authority of the officers of the party to execute this Agreement and any Confirmation.

               Party required to deliver: Party A and Party B

               Date by which to be delivered: Upon execution of this Agreement, any Credit Support Document, or Confirmation, and when the list is updated as the case may be.

        (2) Certified copies of all documents evidencing necessary corporate and other authorizations and approvals with respect to the execution, delivery and performance by the party of this Agreement, any Credit Support Document and any Confirmation.

        Party required to deliver: Party A and Party B

        Date by which to be delivered: Promptly, upon request of the other party.

        (3) Constituent documents including Articles of Incorporation and By Laws. Party required to deliver:
               Party A and Party B

               Date by which to be delivered: Promptly upon request of the other party.

        (4) A copy of the annual report of Party A and Party B and Party B's Credit Support Provider (if applicable) containing audited consolidated financial statements for each fiscal year certified by independent certified public accountants and prepared in accordance with accounting principles that are generally accepted in the country in which such party is organized.

               Party required to deliver: Party A and Party B

               Date by which to be delivered: As soon as reasonably practicable after public availability.

                                     Part 4
                                  Miscellaneous

(a) Addresses for Notices. For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A and

        Credit Support Provider of Party A:

        245 Park Avenue                            Attention:
        New York, New York 10167 USA               Swap Desk
        Telephone, No.: 424337                     Answerback: RABONY
        Telephone: 212-916-7800
        Telefax: 212-916-7959


Address for notices or communications to Party B and any Credit Support Provider of Party B:

Address:    5200 Sheila Street
Attention:  David A. Woodward
Telefax:    (323) 266-4051        Telephone No.:  (323) 264-5200 x 4296

(b) Process Agent For the purpose of Section 13(c) of this
Agreement:

Party A appoints as its Process Agent:   Not Applicable.
Party B appoints as its Process Agent:   Not Applicable.

(c) Offices. The provision of Section 10(a) will apply to this Agreement

(d)     Multibranch Party. For the purpose of Section 10(c) of this
Agreement:

Party A is not a Multibranch Party.
Party B is not a Multibranch Party.

(e) Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in the Relevant Confirmation.

(f)     Credit Support Document. Details of any Credit Support
Document:

In relation to Party A: Guarantee dated the date hereof by Cooperative Centrale Raiffeisen-Boerenleenbank, B.A., "Rabobank
Nederland" ("Rabobank") in support of Party A's payment obligations under this Agreement In Party B.

In relation to Party B: Not Applicable.


(g)     Credit Support Provider. Credit Support Provider means:

In relation to Party A: Cooperatieve Centrale
Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland"


In relation to Party B: Not Applicable.

(ii) Governing Law. This Agreement will be governed by and construed in accordance with New York law without reference to the choice of law doctrine

(1) Netting of Payment. Subparagraph (ii) of Section 2(c) of this Agreement will apply to all Transaction hereunder, unless otherwise provided in the relevant Confirmation.

(j) "Affiliate" will have the meaning specified in Section 14 of this Agreement.

                                     Part 5
                                Other Provisions

(a) Definitions. This Agreement, each Confirmation and each Transaction are subject to the 1991 ISDA Definitions (the "Definitions") as published by the International Swap Dealers Association Inc. and will be governed in all respects by the provisions set forth in the Definitions. The provisions of the Definitions are incorporated by reference in, and are made part of, this Agreement as if set forth in fill in this Agreement.

(b) Confirmations. Notwithstanding anything to the contrary in this Agreement:

(i) The parties hereto agree that with respect to each Specified Transaction thereunder a legally binding agreement shall exist from the moment that the parties hereto agree on the essential terms of such Specified Transaction, which the parties anticipate will occur by telephone.

(ii) For each Specified Transaction Party A and Party B agree to enter into hereunder, Party A shall promptly complete a Confirmation (a "Confirmation") setting forth the terms agreed by the parties and shall execute and send two copies of such Confirmation to Party B. Party B shall promptly execute and return one copy of the Confirmation to Party A. Upon execution and return of one copy of the Confirmation by Party B, the terms set forth in the Confirmation shall supersede and replace the telephone agreement, and such telephone agreement shall thereafter cease to be of any legal force or effect. Failure of Party B to sign and return an executed Confirmation shall not affect the validity or enforceability of the relevant Specified Transaction.

(c) Notices. Each party agrees, upon learning of the occurrence of any event or commencement of any condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to the party, promptly to give the other party notice of such event or condition.

(d) Additional Representations. Section 3 of this Agreement is hereby amended by adding at the end thereof the following subsections (g), (It) (i) and (j):

    (g) No material adverse change. There has been no material adverse change in its financial condition since the last day of the one-year period covered by its most recently prepared year-end financial statement

    (h) Eligible Swaps Participant. It is an "eligible swaps participant" as defined in 17 C.F.R. section 35(b)(2).

    (i) It is entering into this Agreement and each Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(e) Escrow Payments. lf whether by reason of the time difference between the cities in which payments are to be made or otherwise), it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, provided this escrow agent is independent of either party and has a long term credit rating of at least A3 (Moody's) or A- (S&P), as the case may be, accompanied by irrevocable payment instructions (1) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow.

The party that elects to have payments made in escrow shall pay all costs of the escrow arrangements and shall procure that the intended recipient of the deposited amount shall be entitled to the interest on the deposited payment (offered by the escrow agent at 11:00 am. local time for that day for overnight deposits in the relevant currency in the office where the deposited in the relevant currency is held) if that payment is not released by 5:00 p.m. local time on the date it is deposited, for any reason other than the intended recipient's failure to make the escrow deposit it is required to make thereunder in time.

(f)     Set-off The following new clause (f) is hereby added to
Section 6:

Any amount (the "Early Termination Amount") payable to one party (the "Payee") by the other party (the "Payer") under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iv) has occurred, will, at the option of the party ("X") other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be applied by means of set-off against any amount(s) (the "Other Agreement Amount") payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer or Instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this Section.

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the relevant currency.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section shall be without prejudice and in addition to any night to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(g) Fully Paid Transaction. The condition precedent in. Section 2(a)(iii)(l) does not apply to a payment and delivery owing by a party if the other party shall have satisfied in full all its payment or delivery obligations under
Section 2(a)(i) of this Agreement and shall at the relevant time have no further payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i).

(h) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY.

(i) Telephonic Recording. Each party consents (1) to the recording of telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction and
(ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of it and its Affiliates.

(j) Risk Disclosure. Each party has sufficient knowledge and experience to be able to evaluate the merits and risks of entering into each Transaction, is acting on its own judgment or on any professional advice obtained independently by such Party as to those merits and risks (including its judgment of the Tax and accounting treatment of each Transaction) and is not relying on any advice given by the other party.

(k) No Reliance. It has, in connection with the negotiation, execution and delivery of this Agreement and any Transaction (I) the knowledge and sophistication independently to appraise and understand the financial and legal terms and conditions of each Transaction and to assume the economic consequences and risks thereof and has, in fact, done so as a result of arm's length dealings with the other party; (ii) to the extent necessary, consulted with its own independent financial, legal or other advisors and has made its own investments, Hedging and trading decisions in connection with any Transaction and not based upon any view expressed by the other party; (iii) not relied upon any representations (whether written or oral) of the other party, other than the representations expressly set forth hereunder and in any Credit Support Document and is not in any fiduciary relationship with the other party; (iv) not obtained from the other party (directly or indirectly through any other person) any advice, counsel or assurances as to the expected or projected success, profitability, performance, results or benefits of any Transaction; and (v) determined to its satisfaction whether or not the rates, prices or amounts and other economic terms of any Transaction and the indicative quotations (if any) provided by the other party reflect those in the relevant market for similar transactions.

                                     Part 6
               Foreign Exchange and Currency Options Transactions

(a) Definitions; Inconsistency. Reference is hereby made to the 1992 ISDA FX and Currency Option Definitions (the "FX Definitions") published by the International Swap and Derivatives Association, Inc., which are hereby incorporated by reference herein, Any terms used and not otherwise defined in this Agreement or any Confirmation which are contained in the FX Definitions shall have the meaning set forth therein. Notwithstanding anything in this Agreement that may be to the contrary, any foreign exchange transaction or currency option (an "FX Transaction") into which the parties may enter or may have entered into prior to the date hereof, shall be subject to, governed by and construed in accordance with the terms of this Agreement and in the event of any conflict between the terms of the Confirmation for such PX Transaction and this Agreement; this Agreement shall prevail, unless the Confirmation relating to such FX Transaction specifically states to the contrary. Each such FX Transaction shall be a Transaction, and the documents and other confirming evidence exchanged between the parties confirming those transactions shall each be a Confirmation, for the purposes of this Agreement.

(b) Amendments. (1) Section 1.2 of the FX Definitions is hereby amended by adding the following new subsections (c), (d) and
(e).

(c) Currency. "Currency" means money denominated in the lawful currency of any country or any "composite currency" such as the European Currency Unit.

(d) Currency Obligation. "Currency Obligation" means the undertaking of a party hereunder to receive or deliver an amount of Currency, including a netted Currency Obligation under Section
1.4 hereof, unless otherwise agreed.

(e) Designated Netting Office. "Designated Netting Office" means, as to either party, the office or offices specified as such in the Schedule and any other office specified from time to time by one party and agreed to in writing by the other.

(ii) Section 1.3 of the FX Definitions is hereby amended by substituting the following therefor in its entirety.

        Section 1.3. Settlement; Payment Netting.

        (a) Subject to clause (b) below, on each Value Date each party will deliver to the other the amount of each Currency (if any) to be delivered by it under a Currency Obligation and take delivery of the amount of each Currency (if any) to be received by it under the Currency Obligation, in each case by wire transfer of same day (or immediately available) and freely transferable funds to the respective bank accounts designated by such party.

        (b) If on any Value Date, Currency Obligations (other than Currency Obligations subject to Section 14 hereof) for the delivery of the same Currency shall exist between the parties, then on such Value Date each party shall aggregate the amounts of such Currency deliverable by it and only the difference between these aggregate amounts shall be delivered by the party owing the larger amount to the other party and, if the aggregate amounts are equal, no delivery of the Currency shall be made.

(iii) The FX Definition are hereby amended be adding the following new Section 1.4.

        Section 1.4. Novation Netting.

        (a) Unless otherwise agreed to by the parties hereto, whenever an EX Transaction is entered into between a pair of Designated Netting Offices of the parties which creates a Currency Obligation in the same Currency and for the same Value Date as an existing Currency Obligation between such Designated Netting Offices, then immediately upon entering into such FX Transaction, each such Currency Obligations shall automatically and without further action be netted, individually canceled and simultaneously replace through novation by a new Currency Obligation determined as follows: (I) if the canceled Currency Obligations evidenced an undertaking by the same party to deliver the underlying Currency, the new Currency Obligation shall equal the aggregate of the canceled Currency Obligations, and (ii) if the canceled Currency Obligations evidenced undertakings by each party to deliver the underlying Currency, the aggregate amount of the underlying Currency to be delivered by each party under the canceled Currency Obligations shall be compared, and the new Currency Obligation shall equal the amount by which the Currency Obligation of the party having the greater obligation with respect to such Currency exceeds the Currency Obligation of the party having the lesser obligation with respect to such Currency. Such new Currency Obligation shall be considered a "Currency Obligation" hereunder.

        (b) Unless otherwise agreed and specified in a Confirmation, the provisions of Section 1.4(a) above shall apply notwithstanding that either party (i) may fall to send out a Confirmation, (ii) may not on its books treat the Currency Obligations as canceled and simultaneously replaced by a new Currency Obligation as provided herein, or (iii) may send out a Confirmation that incorrectly states any term of a Currency Obligation.

        (c) Notwithstanding the foregoing, netting start-up dates for netting between each pair of Designated Netting Offices shall be the dates mutually agreed upon by the parties.

(iv) Section 2,2 of the FX Definitions is hereby amended by adding the following new subsections (u) and (v):

        (u) Call Option, "Call Option" means a Currency Option entitling, but not obligating, the Buyer to purchase from the Seller at the Strike Price a specified quantity of the Call Currency.

        (v) Put Option. "Put Option" means a Currency Option entitling, but not obligating, the Buyer to sell to the Seller at the Strike Price a specified quantity of the Put Currency.

(v) The FX Definitions are hereby amended by adding the following new Sections
2.5 and 2.6: Section 2.5. Discharge and Termination of Options. Unless otherwise agreed, any Call Option or any Put Option written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call Option, or a Put Option, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Options; provided that such termination and discharge may only occur in respect of Currency Options:

a)      each being with respect to the same Put Currency and the same Call
Currency;

b)      each having the same Expiration Date and Expiration Time;

c) each being of the same style, i.e., either both being American Style Options of both being European Style Options;

d)      each having the same Strike Price;

e) neither of which shall have been exercised by delivery of a Notice of Exercise; and

f) each of which has been entered into by the same pair of Designated Netting Offices of the parties;

and, upon the occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Options or, as the case may be, parts thereof so terminated and discharged. ln the case of a partial termination and discharge (i.e., where the relevant Currency Options are for different amounts of the Currency Pair), the remaining portion of the Currency Option which is partially discharged and terminated shall continue to be a Currency Option for all purposes hereunder.

Section 2.6 Terms Relating to Payment of Premium.

a) Unless otherwise agreed to in writing by the parties, the Premium related to a Currency Option shall be paid on its Premium Payment Date.

b) If any Premium is not received on the Premium Payment Date, the Seller may elect: (i) to accept a late payment of such Premium; (ii) to give written notice of such non-payment and, if such payment shall not be received within two (2) Local Business Days of such notice, treat the related Currency Option as void; or (iii) to give written notice of such non-payment and, if such payment shall not be received within two (2) Local Business Days of such notice, treat such nonpayment as an Event of Default under Section 5(a)i. If the Seller elects to act under either clause (i) or (ii) of the preceding sentence, the Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late Premium or void Currency Option, including, without Limitation, interest on such Premium in the same currency as such Premium at the then prevailing market rate and any other costs or expenses incurred by the Seller in covering its obligations (including, without limitation, a delta hedge) with respect to such Currency Option.

(c)     The Designated Netting Offices of Party A are: New York
Option.

(c)     The Designated Netting Offices of Party A are: New York


The Designated Netting Offices of Party B are:

d)      Payments on Early Termination. For the purposes of Section
(6)e of the Agreement for FX Transactions and Currency Options:
The Second Method and Market Quotation will apply.

This Schedule is accepted and confirmed as of the date first above written:

RABO CAPITAL SERVICES, INC.


By:  /s/ James A. Peers
     -------------------------------
Name:  James. A. Peers
Title: Vice President





CERTIFIED GROCERS OF CALIFORNIA, LTD.



By:  /s/ David A. Woodward
       -----------------------------------
Name:  David A. Woodward
Title: Treasurer

                                                                      Exhibit I


                                  CONFIRMATION
                                  ------------


Date:
To:
Telex No.:
Attention:

From:   ***


Telex No.: ****

Transaction Reference Number:

The purpose of this letter agreement is to set forth the terms and conditions of the Specified Transaction entered into between us on the Trade Date referred to below. This letter constitutes a "Confirmation" as referred to In the ISDA Master Agreement specified below.

The definitions and provisions contained in the 1991 Interest Rate and Currency Exchange Definitions (as published by the International Swap and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

(1) This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of February 3, 1999 (the "Agreement") between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

(2) The terms of the particular Specified Transaction to which this Confirmation relates are as follows:

Branch through which you are acting:

(Notional Amount:)

Trade Date:

Effective Date:

Termination Date:

Fixed Amounts:

-       Fixed Rate Payer: (name of Party)

-       (Fixed Rate Payer Currency Amount:)

-       Fixed Rate Payer Payment Dates: (or Period End dates, if
Delayed Payment or Early Payment applies:)

-       Modified Following Business Day Convention applies:

-       Fixed Amount: (or Fixed Rate and Fixed Rate Day Count
Fraction):
Floating Amounts:

-       Floating Rate Payer (name of Party)

- Floating Rate Payer Payment Dates: (or Period End Dates, if Delayed Payment or Early Payment applies:)

-       Modified Following Banking Day Convention applied to both
Reset Date and Payment Date

-       (Floating Rate for initial Calculation Period:)

-       Floating Rate Option:

-       Designated Maturity:

-       Spread: (plus/minus %) (None)

-       Floating Rate Day Count Fraction:

-       Reset Dates:

-       (Rate Cut-off Dates:)

-       (Method of Averaging:) (Unweighted/Weighted Average Rate)


        -      Compounding: Applied/Inapplicable

        -      (Compounding Dates:) Initial Exchange:

        -      Initial Exchange Date:

-       Fixed Rate Payer Initial Exchange Amount:

-Floating Rate Payer initial Exchange Amount:

Final Exchange:

-       Final Exchange Date:

-       Fixed Rate Payer Final Exchange Amount:

-       Floating Rate Payer Final Exchange Amount:

-       Business Days for (first currency):

-       Business Days for (second currency):

Calculation Agent:

-       Other Provisions: (                            )

        (3) agrees to provide the following Credit Support Document (or agrees to provide the following in accordance with (specify Credit Support Document)):

(4)     Additional closing documents;

(5)     Account Details:

Payments to Fixed Rate Payer:

Account for payments in (first currency):

Account for payments in (second currency):

Payments to Floating Rate Payer:

Account for payments in (first currency):

Account for payments in (second currency):

(6) Offices:

The Office of Fixed Rate Payer for the Specified Transaction is;
and

The Office of Floating Rate Payer for the Specified Transaction is

(7) Broker/Arranger.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us. Accepted and confirmed as of the date first written:


RABO CAPITAL SERVICES, INC.

By:_________________________________
Name:_______________________________
Title:________________________________


By:_________________________________
Name:_______________________________
Title:________________________________

PARTY B

By:_________________________________
Name:_______________________________
Title:________________________________